Exhibit 10.20

AMENDMENT TO

DERMAVENTURES, LLC

OPERATING AGREEMENT,

MANAGEMENT AGREEMENT

AND

LICENSE AGREEMENT

This Amendment (“Amendment”) is made and effective as of the 18th day of September, 2009 by and among Helix BioMedix, Inc., a Delaware corporation (“HXBM”); RMS Group, LLC, an Illinois limited liability company (“RMS”); and DermaVentures, LLC, an Illinois limited liability company (“DV”).

RECITALS

WHEREAS, DV was formed on December 21, 2006 for the purpose, without limitation, of marketing and selling skin care products (the “Business”);

WHEREAS, HXBM and RMS are the only members of DV and are parties to that certain Operating Agreement of DermaVentures, LLC dated as of January 31, 2007 (the “Operating Agreement”);

WHEREAS, DV, HXBM and RMS are parties to a Management Services Agreement dated effective as of April 18, 2007 (the “Management Agreement”) with respect to certain management services provided by HXBM in connection with the operation and management of DV under the LLC Agreement;

WHEREAS, HXBM has licensed a proprietary bioactive peptide to DV pursuant to the terms of that certain License Agreement by and between HXBM and DV dated effective as of April 18, 2007 (the “License Agreement,” and together with the Operating Agreement and the Management Agreement, the “Agreements”); and

WHEREAS, the parties wish to amend the Agreements pursuant to the terms and conditions of this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties hereto, the parties agree as follows:

1. Operating Agreement. As of September 21, 2009 (the “Effective Date”), HXBM agrees to relinquish its 250 Units and 25% Interest in DV, HXBM’s status as a Member and Unit Holder of DV shall terminate, and HXBM shall no longer be a party to the Operating Agreement (except that HXBM shall continue to be entitled to receive its Management Fee in the aggregate amount of $400,000 as described in Section 2 below, together with tax distributions with respect thereto). In exchange, HXBM will be entitled to receive 10% of the gross proceeds of any sale of DV or its assets in a bona fide arms’ length transaction, provided that HXBM’s payment shall be reduced by any payment by DV to HXBM of the Management Fee referenced in Section 2 below and shall also be reduced by any HXBM profits on the sale of HXBM’s HB64 peptide (“HB64”) to DV, and, in the event that DV sells or licenses its product line(s) in a bona fide arms’ length transaction, HXBM will be entitled to receive 10-25% of the gross proceeds thereof as mutually agreed upon by DV and HXBM in good faith, provided that HXBM’s payment shall be reduced by any cost of goods and by any HXBM profits on the sale of HB64 to DV. To the extent any sale or license of DV, its assets or product line(s) is consummated to an affiliate of DV, such affiliate shall assume DV’s obligations to HXBM hereunder. Capitalized terms in this Section 1 not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement.

2. Management Agreement. The Management Agreement shall be mutually terminated as of the Effective Date, and HXBM shall thereafter have no further management or administrative responsibilities or obligations related to DV or the Business or with respect to any expenses associated therewith; provided, however, that HXBM shall continue to be entitled to receive its Management Fee in the aggregate amount of $400,000 (together with tax distributions with respect thereto) from the profits of DV in excess of $1,200,000. HXBM agrees to deliver the DV checkbook and files as directed by DV, and DV may elect if and when to conduct a review of the DV books and records, will be solely responsible for preparing and distributing DV K-1 partnership returns and any and all other tax and other filings, and will be solely responsible for any and all expenses associated therewith. Capitalized terms in this Section 2 not otherwise defined herein shall have the meanings ascribed to them in the Management Agreement.

3. License Agreement. As of the Effective Date, the License Agreement will be amended as follows:

(a)	The License Agreement will be mutually terminated on September 30, 2009.

(b)	Until the earlier of the expiration of DV’s existing inventory of HB64 and September 30, 2009, HXBM will be entitled to receive royalty payments equal to 10% of DV’s gross revenues (provided that HXBM’s payments shall be reduced by any DV cost of goods). Thereafter, DV may purchase additional quantities of HB64 from HXBM at market prices, terms and conditions (currently $85,000/kg subject to applicable volume discounts).

(c)	Through September 30, 2009, DV can require that HXBM purchase DV’s remaining inventory of HB64 (currently approximately 680 grams) at a price of $30,000/kg (the price paid by DV to AGHG for such inventory), provided that such inventory has remained in HXBM’s control.

4. Accounting and Financial Metrics. To the extent possible, all accounting and financial metrics referenced in this Amendment shall be determined in accordance with United States generally accepted accounting principles (“GAAP”).

5. Expenses. Each party will bear its own fees and expenses in connection with the transactions contemplated by this Amendment.

6. Good Faith Cooperation. The parties will use good faith efforts to cooperate with each other in all matters relating to this Amendment.

7. Miscellaneous.

7.1 Entire Agreement. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. In the event of any conflict between this Amendment and the Operating Agreement, this Amendment shall prevail.

7.2 Governing Law. This Amendment shall be construed in accordance with the laws of the State of Washington, excluding its conflict of law rules. The parties hereby consent to jurisdiction and venue in the state and Federal courts sitting in the State of Washington. If either party employs attorneys to enforce any rights arising out of or relating to this Amendment, the prevailing party shall be entitled to recover reasonable attorneys’ fees.

7.3 Nonassignability. No party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer its rights or obligations under this Amendment without the other parties’ prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be void.

7.4 Severability. If any term or other provision of this Amendment is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

7.5 Amendment. No further change or amendment will be made to the Agreements, except by an instrument in writing signed on behalf of each of the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives on the date first written above.

Helix BioMedix, Inc.
a Delaware corporation

By:	/s/ R. Stephen Beatty
Its:	President and CEO

RMS Group, LLC, an Illinois limited liability company

By:	/s/ Ralph Katz
Its:	Managing Partner

DermaVentures, LLC, an Illinois limited liability company

By:	/s/ Ralph Katz
Its:	Managing Partner